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                                                                 EXHIBIT 11.2

SAC RIVER VALLEY BANK
Exhibit 11.1 -  Statement Re Computation of Earnings Per Share


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                                                                  Three Months Ended                         Year Ended
                                                                       March 31,                             December 31,
                                                                 1998              1997                 1997              1996
                                                             ------------      ------------         ------------      ------------
Basic:                                                                                 (Dollars in Thousands)

     Average shares outstanding                                    10,000            10,000               10,000            10,000

     Net income                                                       449               387                1,584             1,626

     Per share amount                                              $44.85            $38.72              $158.37           $162.61



Diluted:

     Average shares outstanding                                    10,000            10,000               10,000            10,000

     Net effect of dilutive stock options -                             -                 -                    -                 -
                                                             ------------      ------------         ------------      ------------

     Diluted shares                                                10,000            10,000               10,000            10,000

     Net income                                                       449               387                1,584             1,626

     Per share amount                                              $44.85            $38.72              $158.37           $162.61

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